Exhibit 10.1

Officer Benefits

America West Holdings Corporation (AWHC) and America West Airlines, Inc. (AWA)

1. Travel Benefits. Positive-space travel on America West Airlines and America West Express is provided to officers of AWHC and AWA and their eligible dependents, and cash payments are made to federal and state tax authorities on behalf of each officer to cover tax liability on the value of travel benefits.

2. Financial Advisory and Tax Preparation Services. Financial advisory and tax preparation services are provided to officers of AWHC and AWA. Vice Presidents are eligible for reimbursement up to $3,500 annually and Senior Vice Presidents and above are eligible for reimbursement up to $4,500 annually. Applicable payroll taxes are withheld on the gross amount of reimbursement made to each officer.

3. Executive Physicals. Payment of expenses associated with an annual physical exam performed under the Mayo Clinic, Scottsdale Executive Health Program are provided to officers.

4. Retiree Health Benefits. Retiree Health Benefits (medical, prescription drug, behavioral health, vision and dental) are available to officers age 55 and at least five (5) years of service with AWHC or AWA. Eligible dependents may also be covered as long as the retired officer is eligible for coverage and until the first day of the month in which the officer turns age 65. AWHC pays 80% of the cost of retiree health benefits for officers and their eligible dependents.

5. Welfare Benefits. Officers hired or promoted before June 2002 are eligible for AWHC paid, individual level term life insurance policies of $1,000,000 coverage for Vice Presidents, $1,500,000 for Senior Vice Presidents, $1,750,000 for Executive Vice Presidents and $2,000,000 coverage for Chairman/CEO/President. An officer’s position at the time the policies were activated determined his or her level of coverage. Cash payments are made to federal and state tax authorities on behalf of each eligible officer to cover tax liability on the premiums paid for these policies. In lieu of these individual level term life insurance policies, eligible officers were allowed to elect to receive annual cash payments equal to the average insurance premium cost that AWHC would have incurred or continue their participation in split-dollar life insurance policies and assume those policies from AWHC as of December 31, 2003. Four officers elected to continue to participate in split-dollar life insurance policies and subsequently assumed them from AWHC.

Officers are provided self-insured, taxable, supplemental long-term disability (LTD) coverage for their own occupation. This coverage provides a supplement to the Company’s group disability benefit program. The LTD supplement covers up to 80% of the officer’s monthly pre-disability base salary to a maximum monthly benefit of $15,000, offset by any benefit received under the group LTD Plan (that has a benefit at 66-2/3% of pre-disability base salary to a maximum of $6,667 per month) for up to two (2) years of LTD. Thereafter, the supplemental LTD plan pays at 66-2/3% of pre-disability base salary to a maximum of $15,000 per month to age 65, offset by any benefit received under the group LTD plan.

6. Automobile Allowance. A taxable automobile allowance up to 6% of monthly base salary to a maximum of $800 per month is provided to officers.

7. Directors’ and Officers’ Liability Insurance and Indemnification. AWHC has a policy that provides liability insurance for directors and officers of AWHC or AWA.